EXHIBIT 5.14

Stoel Rives LLP

600 University Street, Suite 3600

Seattle, Washington 98101

January 31, 2005

United Agri Products, Inc.

7251 W. 4th Street

Greeley, CO 80634

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Re:	Registration of Securities of United Agri Products, Inc.

Ladies and Gentlemen:

We have been engaged as special Washington opinion counsel to Tri-River Chemical Company, Inc., a Washington corporation (the “Washington Subsidiary”), which we understand is a direct or indirect wholly-owned subsidiary of United Agri Products, Inc. (the “Issuer”), in connection with a Registration Statement on Form S-4 (File No. 333-111710) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented through the date hereof, being referred to as the “Registration Statement”) by the Issuer and the guarantors listed therein (the “Guarantors”), including the Washington Subsidiary. The Registration Statement relates to the Issuer’s proposed offer (the “Exchange Offer”) to exchange up to $203,500,000 principal amount of the Issuer’s 8 ¼% Senior Notes due 2011 that have been registered under the Securities Act (such notes, the “Exchange Notes”), which Exchange Notes will be guaranteed by each of the Guarantors, including the Washington Subsidiary (with the guarantee by the Washington Subsidiary referred to as the “Washington Guarantee”), for a like principal amount of the Issuer’s outstanding 8 ¼% Senior Notes due 2011 (the “Old Notes”).

This opinion is being delivered at the request of the Washington Subsidiary and the Issuer in order to facilitate the issuance of certain legal opinions required in connection with the Registration Statement by O’Melveny & Myers LLP, counsel to the Issuer. We do not represent the Washington Subsidiary or the Issuer on an ongoing basis, and we have not participated in the preparation of the Registration Statement, the Exchange Notes, the Old Notes, the Washington Guarantee or the Indenture dated as of December 16, 2003 (the “Indenture”) among the Issuer, the Guarantors and JP Morgan Chase Bank, as Trustee, or in the transactions contemplated thereby (collectively, the “Transactions”).

United Agri Products, Inc.

O’Melveny & Myers LLP

January 31, 2005

In our capacity as special Washington counsel to the Washington Subsidiary, we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of only the following:

1. the Registration Statement;

2. the Indenture and the Washington Guarantee included therein;

3. the Articles of Incorporation of the Washington Subsidiary filed with the Secretary of State of the State of Washington on January 23, 1975, as amended (the “Articles of Incorporation”);

4. the Conagra Subsidiary By-Laws, as amended, represented to us as the currently effective by-laws of the Washington Subsidiary (the “By-Laws”);

5. a copy of the executed Unanimous Written Consent of the Directors of the Washington Subsidiary, dated December 11, 2003, relating to the Indenture and the Washington Guarantee and the other transactions contemplated by the Registration Statement; and

6. a certificate of the Washington Secretary of State, dated January 26, 2005, to the effect that the Washington Subsidiary is validly existing under the laws of the State of Washington, and is authorized to transact business in the State of Washington.

In preparing this opinion, we have relied as to certain matters of fact material to this opinion upon the statements, certificates and representations of officers, employees and other representatives of the Washington Subsidiary.

For purposes of our opinion, we have further relied upon the assumption that:

(a) Natural persons who are involved on behalf of the Washington Subsidiary have sufficient legal capacity to enter into and perform the transactions effected under the Indenture and the Washington Guarantee included therein;

(b) Each document submitted to us for review is accurate and complete and each document that is an original is authentic;

(c) Each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine and each certificate issued by a governmental official, office or agency concerning a person’s status, including but not limited to certificates of corporate existence, is accurate, complete and authentic;

United Agri Products, Inc.

O’Melveny & Myers LLP

January 31, 2005

(d) All official public records (including their proper indexing and filing) are accurate and complete; and

(e) The Transactions may reasonably be expected to benefit, directly or indirectly, the Washington Subsidiary.

We have not undertaken an independent investigation to determine the accuracy of any of the assumptions stated in this letter, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation.

Based on the foregoing, and having due regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications and exceptions set forth or incorporated herein, we are of the opinion that:

1. The Washington Subsidiary is a corporation validly existing under the laws of the State of Washington, and has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Washington Guarantee included therein.

2. The issuance of the Washington Guarantee has been duly authorized by all necessary corporate action on the part of the Washington Subsidiary.

3. The execution and delivery by the Washington Subsidiary of the Indenture and the Washington Guarantee included therein and the consummation of the transactions contemplated thereby do not and will not violate such corporation’s Articles of Incorporation or By-Laws.

This opinion letter is limited to matters expressly stated herein and no opinion is to be inferred or may be implied beyond such matters. Without limiting the generality of the foregoing, we specifically exclude the following items:

(a) we express no opinion with respect to the validity, binding effect or enforceability of the Indenture or the Washington Guarantee included therein, or any of the provisions thereof;

(b) we express no opinion regarding the accuracy of any factual representation in the Registration Statement, the Indenture, or the Washington Guarantee; any person’s ability to perform any obligations under the foregoing; or the financial condition of the Issuer, the Washington Subsidiary or any other subsidiary of the Issuer; and

(c) we express no opinion with respect to the compliance of any party with applicable securities laws or Blue Sky laws or the effect of noncompliance therewith.

United Agri Products, Inc.

O’Melveny & Myers LLP

January 31, 2005

This opinion is limited in all respects to the laws of the State of Washington applicable to general business corporations, as now in effect. No opinion is expressed as to any matter that may be governed by the laws of any other jurisdiction, including but not limited to the federal laws of the United States.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.14 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in such Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/    Stoel Rives LLP